EXHIBIT 99.15

1)	% of silent 2nds: 32.84%

2)	cLTV including silents: 87.44%

3)	Agg DTI: 43.99%

4)	DTI IO loans: 44.51%

5)	IO strats: See attached

6)	DTI CA Loans: 44.48%

7)	any mortgage insurance: No MI

8)	rating agency expected loss for the pool: S&P 3.09%, Moody’s 6.70%

9)	b/e 40% sev, same stats in termsheet flibor +200: Tol will follow up with this